Exhibit 10.1

Execution Version

LIBERTY MEDIA CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated effective as of December 13, 2019 (the “Effective Date”), is made by and between Liberty Media Corporation, a Delaware corporation (the “Company”), and Gregory B. Maffei (the “Executive”).

RECITALS

A.              The Company has determined that it is in the best interests of the Company and its stockholders to continue to employ the Executive as its President and Chief Executive Officer.

B.              The Company wishes to assure itself of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive agree as follows:

1.             Definitions.

(a)           “Aggregate Equity Incentive Target Amount” means $17,500,000.

(b)          “Aggregate Target Bonus” means $17,000,000.

(c)          “Annual Equity Awards” has the meaning set forth in Section 4.11(a).

(d)          “Board” means the Board of Directors of the Company.

(e)          “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado are required or authorized to be closed.

(f)           “Cause” means: (i) the Executive’s willful failure to follow the lawful instructions of the Board (other than due to Disability); (ii) the commission by the Executive of any fraud, misappropriation or misconduct that causes demonstrable material injury to the Company or any Subsidiary; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) the Executive’s failure to comply in any material respect with this Agreement or any other written agreement between the Executive, on the one hand, and the Company or any Subsidiary, on the other, if such failure causes demonstrable material injury to the Company or any Subsidiary. Notwithstanding anything contained herein to the contrary, the Executive’s employment may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) the decision is made by a majority of the Board at a Board meeting where the Executive and his counsel had an opportunity to be heard on at least ten days’ prior written notice; (B) the Company provides the Executive with written notice of the Board’s decision to terminate the Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (C) if such act or failure to act is capable of being cured, the Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after such notice.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

For the avoidance of doubt, the terms “Cause” and “willful,” when used in connection with service provided to a Service Company, including Equity Awards issued by such Service Company, shall be read to refer to the Service Company as the Company and the Service Company Board as the Board; provided, that Cause with respect to a Service Company shall not constitute Cause (i) with respect to any other Service Company absent a determination by such other Service Company of Cause or (ii) with respect to the Company absent a determination by the Company of Cause.

(g)           “Change in Control” means, with respect to the period following the Effective Date:

(i)               any merger, consolidation or share exchange to which the Company is a party as a result of which Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or share exchange,

(ii)              the adoption of any plan or proposal for the liquidation or dissolution of the Company,

(iii)            any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but excluding Spin Transactions (as defined below)) of all, or substantially all, of the assets of (1) the Company or (2) the Company’s Subsidiaries, taken as a whole,

(iv)             at any time during any period of two consecutive years beginning on or after the Effective Date, individuals who at the beginning of such period were members of the Board (“Original Directors”) together with new directors, if any, whose election or nomination for election to the Board was recommended or approved by a majority of the Original Directors and new directors whose nomination had previously been so approved, cease for any reason to constitute a majority of the then incumbent members of the Board,

(v)               any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any of its Subsidiaries, any employee benefit plan sponsored by the Company or any of its Subsidiaries, any Exempt Person (as defined in the Company Incentive Plan as in effect on the date hereof) or any member of the Malone Group or the Maffei Group) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities),

(vi)             a spin-off, split-off, split-up or other similar event or events, either in a single transaction or in a series of related or unrelated transactions (provided that such related or unrelated transactions occur during a period of 24 consecutive months) (any such transaction or series of related transactions, a “Spin Transaction”), pursuant to which assets of the Company or of one or more of its Subsidiaries representing more than 40% of the aggregate market capitalization of the Company and its Subsidiaries (taken as a whole and determined in good faith by the Board) are directly or indirectly transferred or distributed by dividend or otherwise, excluding any Spin Transaction in which (A) the Executive is appointed as the chief executive officer of the separate publicly-traded entity that is the subject of such Spin Transaction, whether or not he elects to accept such appointment, and (B) any equity-based awards previously granted by the Company to the Executive are adjusted in a manner that (1) preserves the intrinsic value of such equity-based award (or, in the case of the grant of a new equity-based award, preserves the intrinsic value of the equity-based award in respect of which such equity-based award is granted) and (2) complies with, or is exempt from, Section 409A of the Code (an “Excluded Spin Transaction”). For the purpose of calculating whether the 40% threshold described in this clause (vi) has been reached or exceeded in a series of two or more transactions, the following calculation will apply:

X                =             40 - P

   100 - P

where

X	=	percentage of market capitalization required to reach the 40% threshold as of the date of the second or any subsequent transaction; and

P	=	percentage of market capitalization disposed of in each Spin Transaction (including, for the avoidance of doubt, on an aggregate basis as to a series of related transactions), determined as of the date of each such transaction,

(vii)             If John C. Malone ceases to be the Chairman of the Board of the Company and Executive is not appointed by the Board to replace John C. Malone as Chairman of the Board with executive authority (unless Executive expressly declines the position in writing); or

(viii)           (1) any transaction or series of related transactions as a result of which (A) members of the Malone Group cease to control at least 20% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (“Company Voting Stock”) (for the avoidance of doubt, determination of voting power for all purposes of this definition shall be calculated on an outstanding share basis and will not take into account shares underlying unexercised equity awards), and (B) at the time the condition prescribed in clause (A) is satisfied or immediately following the satisfaction of such condition, the Maffei Group does not control at least 20% of the combined voting power of the then outstanding Company Voting Stock; or (2) any Person (or “group” as defined for purposes of Section 13(d) of the Exchange Act), other than members of the Maffei Group, controls a combined voting power of the then outstanding Company Voting Stock in excess of the combined voting power of the then outstanding Company Voting Stock controlled by the Malone Group.

For the avoidance of doubt,

(1)               For purposes of this definition, (A) the term “Change in Control,” when used in connection with service provided to a Service Company or Equity Awards issued by a Service Company, shall be read to refer to the Service Company as the Company and the Service Company Board as the Board; (B) clause (vii) will not apply to the extent John C. Malone is not currently serving as the Chairman of the Board of such Service Company; (C) clause (viii) will not apply to the extent that the Malone Group does not beneficially own (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, securities of the Service Company representing at least 20% of the combined voting power of the then outstanding Company Voting Stock of such Service Company as of the date hereof; and (D) a Change in Control of a Service Company shall not constitute a Change in Control of the Company or any other Service Company; and

(2)               in no event will a transaction or series of related transactions involving a combination between the Company and one or more Service Companies or a combination of one or more Service Companies constitute a Change in Control if the Malone Group and/or the Maffei Group control securities representing at least 20% of the combined voting power of the surviving parent entity resulting from such transaction or series of related transactions.

(h)          “Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.

(i)           “Code” means the Internal Revenue Code of 1986, as amended.

(j)           “Common Stock” means, with regard to the Company, Series C Common Stock or, with regard to a Service Company, Service Company Common Stock, as applicable.

(k)          “Company Incentive Plan” means the Company’s 2017 Omnibus Incentive Plan, as it may be amended from time to time, or any successor incentive plan approved by the Company’s stockholders.

(l)           “Compensation Committee” means the compensation committee of the Board

(m)        “Disabled” or “Disability” means the Executive’s inability to substantially perform his duties to the Company due to physical or mental impairment for six consecutive months and, within 30 days after a notice of termination is given to the Executive, the Executive continues to be unable to substantially perform his duties to the Company due to physical or mental impairment. Notwithstanding the foregoing, the Executive will not be considered Disabled unless the Executive is also “disabled,” as such term is defined under Section 409A(a)(2)(C) of the Code.

(n)         “Equity Awards” means the Term Awards and the Annual Equity Awards.

(o)         “Equity Award Agreements” means the award agreements pursuant to which the Equity Awards are granted.

(p)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto.

(q)         “Executive Election Notice” has the meaning specified in Section 4.11(c).

(r)           “Fundamental Corporate Event” means a corporate event with respect to the Company or any Service Company which results in a change to the number or type of shares of stock subject to an Equity Award, including a stock dividend, stock split, reverse stock split, reclassification, recapitalization, reorganization, split-up, spin-off, combination, share exchange, merger, consolidation or similar corporate event.

(s)          “GCI Liberty” means GCI Liberty, Inc., a Delaware corporation.

(t)           “Good Reason” means the occurrence of any of the following events:

(i)               the failure of the Company to appoint the Executive to, or to permit him to remain in, the positions set forth in Section 3, if that failure is not cured within 10 days after written notice from the Executive;

(ii)              the assignment by the Company to the Executive of duties materially inconsistent with his status as the chief executive officer of a publicly-traded company or any material diminution in the Executive’s duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 3, or, if the Executive becomes the Chairman of the Board of the Company with executive authority, any material diminution in the Executive’s title or authority as such, in any case, if that inconsistency or diminution is not cured within 10 days after written notice from the Executive;

(iii)             a reduction by the Company of the Executive’s Base Salary or Aggregate Target Bonus (it being acknowledged that the Company will have no obligation to actually award any bonus) or of the Aggregate Equity Incentive Target Amount (it being acknowledged that the vesting of Annual Equity Awards may be subject to Performance Metrics in accordance with the applicable Equity Award Agreement and this Agreement);

(iv)             the Company’s failure to provide any payments or employee benefits required to be provided to the Executive and continuation of that failure for 10 days after written notice from the Executive;

(v)               any purported termination by the Company of the Executive’s employment for Cause which is not substantially effected pursuant to the procedures described in Section 1(f);

(vi)             a Change in Control; provided that the Executive may exercise his right to terminate his employment for Good Reason pursuant to this Section 1(t)(vi) only during the 30-day period that commences 90 days after the occurrence of such Change in Control;

(vii)             any material breach by the Company or any Subsidiary of the Agreement or any other written agreement between the Executive, on the one hand, and the Company or any Subsidiary, on the other, by the Company or such Subsidiary, if not cured within 10 days after written notice from the Executive; and/or

(viii)           a failure of the Company to have any successor to the Company assume in writing the Company’s obligations under the Agreement, if not cured within 10 days after written notice from the Executive.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless the Executive gives the Company notice within 120 days (or such shorter period specified in clause (vi) above with respect to a Change in Control) after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.

For the avoidance of doubt, the term “Good Reason,” when used in connection with service provided to or Equity Awards issued by a Service Company, (A) shall be read to refer to the Service Company as the Company and the Service Company Board as the Board, (B) clauses (i) and (ii) shall be read to refer to the applicable position(s) in which the Executive currently serves with respect to the Service Company, (C) clause (iii) shall be read to refer to the portion of the Aggregate Target Bonus and Aggregate Equity Incentive Target Amount allocated to the applicable Service Company (and, for the avoidance of doubt, in no event will the reallocation of Aggregate Target Bonus and Aggregate Equity Incentive Target Amount between or among the Company and the Service Companies in compliance with this Agreement constitute Good Reason with respect to the Company or any Service Company), (D) clause (vi) shall be read to refer to a Change in Control of such Service Company only and (E) clause (viii) shall not apply; provided, that Good Reason with respect to a Service Company shall not constitute Good Reason with respect to the Company or any other Service Company.

(u)          “Incentive Plan” means the Company Incentive Plan or the applicable Service Company Incentive Plan.

(v)          “Liberty Broadband” means Liberty Broadband Corporation, a Delaware corporation.

(w)         “LMC Target Amount” has the meaning specified in Section 4.11(b).

(x)        “LMC Term Options” means time-vested Options granted pursuant to Section 4.10 by the Company to Executive with respect to Series C Common Stock.

(y)         “Maffei Group” means Gregory B. Maffei, his spouse, his children and other lineal descendants or any trust, foundation or other Person established by a member of the Maffei Group for the benefit of one or more members of the Maffei Group or for a charitable purpose, as well as any group (as defined for purposes of Section 13(d) of the Exchange Act) that is controlled by Gregory B. Maffei.

(z)          “Malone Group” means John C. Malone, his spouse, his children and other lineal descendants or any trust, foundation or other Person established by a member of the Malone Group for the benefit of one or more members of the Malone Group or for a charitable purpose.

(aa)        “Option” has the meaning specified in the Company Incentive Plan or the applicable Service Company Incentive Plan.

(bb)      “Performance Metrics” means Performance Objectives (as defined in the applicable Incentive Plan) and any other performance criteria, metric, target or other measure, and required levels of achievement with respect thereto, whether objective, subjective or discretionary, applicable to the Executive in connection in any way with the establishment or grant of any performance-based equity, bonus or other award.

(cc)       “Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

(dd)      “Qurate” means Qurate Retail, Inc., a Delaware corporation.

(ee)       “Restricted Stock Unit” has the meaning specified in the Company Incentive Plan or the applicable Service Company Incentive Plan.

(ff)         “Separation” means the Executive’s “separation from service” from the Company or, with respect to service to a Service Company, from such Service Company, as defined in Treasury Regulation Section 1.409A-1(h).

(gg)       “Series C Common Stock” means the Series C Common Stock of the Company, including Series C Liberty SiriusXM Common Stock, par value $.01 per share (“LSXMK Shares”), Series C Liberty Braves Common Stock, par value $.01 per share (“BATRK Shares”), Series C Liberty Formula One Common Stock (“FWONK Shares”), and any other series of common stock of the Company into which such shares are reclassified, converted or exchanged.

(hh)       “Service Company” means, individually, any of Qurate, TripAdvisor Holdings, GCI Liberty, or Liberty Broadband. The term “Service Company” will also include any other entity that becomes a Service Company after the Effective Date as described in Section 3.4.

(ii)         “Service Company Board” means board of directors of the applicable Service Company.

(jj)          “Service Company Common Stock” means, as applicable with respect to the corresponding Service Company, the Series A Common Stock of Qurate Retail, par value $.01 per share (“QRTEA Shares”), the Series A Common Stock of GCI Liberty, par value $.01 per share (“GLIBA Shares”), the Series C Common Stock of Liberty Broadband, par value $.01 per share (“LBRDK Shares”), the Series B Common Stock of TripAdvisor Holdings, par value $.01 per share (“LTRPB Shares”), and any other series of common stock of the applicable Service Company into which such shares are reclassified, converted or exchanged. Service Company Common Stock will further include any series of common stock specified with respect to any other entity that becomes a Service Company after the Effective Date as described in Section 3.4.

(kk)       “Service Company Compensation Committee” means the compensation committee of the applicable Service Company Board.

(ll)          “Service Company Incentive Plan” means any or all of, as applicable, the Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended and restated as of May 23, 2018, the Liberty Broadband Corporation 2019 Omnibus Incentive Plan, as established as of May 23, 2019, the Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan, as established as of May 23, 2019, and the GCI Liberty, Inc. 2018 Omnibus Incentive Plan, as established as of March 9, 2018, as each such plan may be amended from time to time, or any successor equity incentive plan approved by the stockholders of a Service Company. Service Company Incentive Plan will further include any incentive plan specified with respect to any other entity that becomes a Service Company after the Effective Date as described in Section 3.4.

(mm)      “Service Company Target Amount” has the meaning specified in Section 4.11(b).

(nn)       “Service Company Term Award” means a time-vested equity award granted pursuant to Section 4.10 by a Service Company to Executive with respect to the applicable Service Company Common Stock.

(oo)        “Services Agreement” means each Services Agreement between the Company and a Service Company existing as of the date hereof, as such agreements may be amended from time to time, together with each Services Agreement to be entered into with any other entity that becomes a Service Company after the Effective Date as described in Section 3.4.

(pp)       “Severance Benefits” means any payments or benefits that may become payable to the Executive pursuant to Section 5.1, Section 5.2, Section 5.3 or Section 5.5 upon a Separation, other than the Standard Entitlements.

(qq)       “Severance Commencement Date” has the meaning specified in Section 5.6.

(rr)         “Standard Entitlements” has the meaning specified in Section 5.1(a)(iii).

(ss)        “Subsidiary” means a Subsidiary of the Company, as the term Subsidiary is defined in the Company Incentive Plan or, with respect to a Service Company, as the term Subsidiary is defined in the applicable Service Company Incentive Plan.

(tt)          “Term Awards” means LMC Term Options or Service Company Term Awards.

(uu)       “TripAdvisor Holdings” means Liberty TripAdvisor Holdings, Inc., a Delaware corporation.

2.            Employment Period. The Company will employ the Executive and the Executive accepts such employment for the period beginning on January 1, 2020 and, unless earlier terminated upon the Executive’s Separation, ending at the Close of Business on December 31, 2024 (the “Employment Period”).

3.            Title, Position and Duties.

3.1          Title and Reporting. During the Employment Period, the Executive will be employed as the Company’s President and Chief Executive Officer, and he will report solely and directly to the Board. All other employees of the Company (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company) will report to the Executive or his designees.

3.2         Board Position. The Executive will continue to serve as a member of the Board immediately following the Effective Date and, so long as there is an Executive Committee of the Board, will continue to serve on such committee for so long as the Executive serves on the Board. Throughout the Employment Period, the Company will nominate and recommend to the stockholders of the Company that the Executive be elected to the Board whenever the Executive is scheduled to stand or stands for reelection to the Board at any of the Company’s annual stockholder meetings during the Employment Period. Upon termination of the Executive’s employment by the Company for any reason or voluntarily by the Executive for any reason, the Executive will promptly resign from the Company’s Board.

3.3          Duties. In his capacity as President and Chief Executive Officer, the Executive will perform such duties during the Employment Period as are consistent with his title and position as President and Chief Executive Officer of a publicly-traded company. No other employee of the Company will have authority or responsibilities that are equal to or greater than those of the Executive (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company). Notwithstanding the foregoing, the Executive will not be required to perform any duties or responsibilities which would be likely to result in non-compliance with, or a violation of, any applicable law or regulation

3.4          Service Companies. As of the commencement of the Employment Period, consistent with the Services Agreements, the Executive will also serve as the President and CEO of Liberty Broadband, GCI Liberty and TripAdvisor Holdings, as Executive Chairman of Qurate, and as a director of each of such entities and for so long as Executive holds such positions, Executive agrees to perform such duties as are consistent with such titles and positions with publicly-traded companies. In the event of a Spin Transaction or Excluded Spin Transaction (and subject to clause (vi) of the definition of Change in Control and the Executive’s related rights with respect to a potential Good Reason termination), the Company may agree to provide services with respect to additional Service Companies and to the appointment of the Executive to senior executive officer and director roles with respect to such additional Service Companies, and for so long as Executive holds such positions, Executive agrees to perform such duties as are consistent with such titles and positions with publicly-traded companies.

3.5          Time and Effort. The Executive will devote his primary business efforts and abilities to the performance of his duties to the Company and its Subsidiaries and to the Service Companies and their Subsidiaries. Executive’s appointment to such positions with any Service Company and the performance of his duties described in Section 3.4 for any Service Company shall not in any way be deemed (1) to breach this Agreement or any other agreement between the Executive and the Company or (2) to interfere with the performance of his duties to the Company or to any other Service Company. In addition, the Executive will, to the extent the same does not substantially interfere with the performance of his duties hereunder, be permitted to: (i) serve on corporate and civic boards and committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal and family investments; provided further, that notwithstanding anything contained herein to the contrary, it is expressly understood and agreed that the continued conduct by the Executive of such activities, as listed on Exhibit A, will not be deemed to interfere with the performance of the Executive’s responsibilities hereunder.

4.            Salary, Bonus, Benefits, Expenses and Equity Grants.

4.1          Salary. For calendar year 2020, the Executive’s base salary is $3,000,000 per annum (the “Base Salary”). The Base Salary may be increased (but not decreased) by the Compensation Committee from time to time in its discretion. The term “Base Salary” as used in this Agreement will refer to the Base Salary as it may be so increased.

4.2          Commitment Bonus. Within 5 days following the execution of this Agreement, the Executive will be entitled to payment of a cash bonus in the amount of $5,000,000.

4.3            Annual Bonus. In addition, for calendar year 2020 and each subsequent calendar year during the Employment Period, the Executive will be eligible to receive a target bonus equal to the Aggregate Target Bonus as follows:

(a)           For so long as the Executive is providing services to the Company and one or more Service Companies, the Aggregate Target Bonus amount shall be allocated among the Company and the Service Companies initially as set forth on Exhibit B-1 and beginning with the 2021 calendar year, allocated pursuant to Exhibit B-2 and in accordance with the applicable Services Agreements in consultation with Executive. The Company and, pursuant to the Services Agreements, the Service Companies, respectively, shall be responsible for the payment to Executive of its allocated portion of the Aggregate Target Bonus, subject to Section 4.3(b), as, if and when due hereunder. The bonus, if any, payable with respect to services performed in any calendar year will be paid prior to March 15th of the year following the year to which such service relates.

(b)          The Executive acknowledges that payment of any bonus to the Executive may be made subject to the achievement of one or more Performance Metrics established in good faith by the Compensation Committee (or, with respect to the portion of the Aggregate Target Bonus allocated to the Service Companies, the applicable Service Company Compensation Committee), with such Performance Metrics (including any specific metrics and required levels of achievement) to be consistent with the Performance Metrics (including any specific metrics and required levels of achievement) applicable to other senior executives of the Company (or the Service Company, as applicable) and to be relatively consistent with the Performance Metrics (including any specific metrics and required levels of achievement) used historically by the Company in connection with its annual cash bonus program.

4.4          Benefits. During the Employment Period, the Executive, and his dependents, if applicable, will be entitled to participate in and be covered on the same basis as other senior executives of the Company, under all employee benefit plans and programs of the Company, including without limitation vacation, retirement, health insurance and life insurance (“Benefits”).

4.5          Vacation. During the Employment Period, the Executive will be entitled to paid vacation and/or paid time off in accordance with the plans, policies, programs and practices of the Company provided generally to other senior executives of the Company. For so long as the Executive is employed by the Company and the Service Companies, any vacation and/or paid time off that the Executive takes will count as vacation time for purposes of his employment with the Company and all Service Companies.

4.6          Perquisites. During the Employment Period, the Company will provide the Executive with those perquisites and other personal benefits provided by the Company from time to time to its other senior executive officers during the Employment Period. In addition, during the Employment Period, the Executive will be entitled to use of aircraft owned or leased by the Company on the terms and conditions (except as otherwise provided in Section 5.2 and Section 5.3) set forth in the letter agreement dated as of the date hereof between the Company and the Executive and set forth on Exhibit C (the “Aircraft Usage Agreement”).

4.7          Business Expenses. The Company will promptly pay or reimburse the Executive for reasonable expenses incurred in connection with the Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time.

4.8          Allocation Among Service Companies. The Company shall be responsible for payment or provision to Executive of the payments, benefits and perquisites described in Sections 4.1, 4.2, 4.4, 4.5, 4.6 and 4.7 above. Executive acknowledges that for so long as the Executive is providing services to the Company and one or more Service Companies, the cost of payments, benefits and perquisites (including under the Aircraft Usage Agreement) shall be allocated among the Company and the Service Companies, and the Company shall be reimbursed in part by the applicable Service Companies, in accordance with the Services Agreements.

4.9           Code Section 409A Timing of Reimbursements. All reimbursements under this Agreement, including without limitation Section 4.7, will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred (or as may be later provided in Section 9.7). Additionally, reimbursements or in-kind benefits made or provided to the Executive during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.

4.10         Initial Term Equity Awards.

(a)           2019 Grants. As part of the consideration for the Executive’s services to the Company during the Employment Period, contemporaneous with entering into this Agreement or as soon as administratively practicable thereafter, pursuant to the Company Incentive Plan, the Company granted or will grant to the Executive LMC Term Options to acquire LSXMK Shares, BATRK Shares and FWONK Shares, and, pursuant to the applicable Service Company Incentive Plan, each Service Company granted or will grant the Executive Service Company Term Awards, in each case consistent with the allocations set forth on Exhibit D-1. All Options so granted had or will have an exercise price equal to the Fair Market Value (as defined in the applicable Incentive Plan) of the applicable Common Stock on the date of grant, will have a Black-Scholes value determined in a manner consistent with Section 4.11(d) equal to the value allocated with respect to such Common Stock on Exhibit D-1 and will be evidenced by an Option award agreement in substantially the form set forth on Exhibit E. All Restricted Stock Units so granted by TripAdvisor Holdings had or will have a value determined in a manner consistent with Section 4.11(d) equal to the value allocated with respect to such Common Stock on Exhibit D-1 and will be evidenced by a Restricted Stock Unit agreement in substantially the form set forth on Exhibit F. The aggregate grant date value of the Term Awards issued pursuant to this Section 4.10(a) equals $45,000,000, determined in a manner consistent with Section 4.11(d), and such Term Awards will vest on December 31, 2023 (other than the Restricted Stock Units granted by TripAdvisor Holdings, which will vest on the fourth anniversary of the grant date), subject to the terms and conditions in the applicable Equity Award Agreements.

(b)          2020 Grants. On or before December 15, 2020, subject to the Executive’s continued employment on such date or the earlier occurrence of a Separation under Sections 5.1, 5.2 or 5.3 on or after January 1, 2020, pursuant to the Company Incentive Plan, the Company will grant to the Executive LMC Term Options to acquire shares of Series C Common Stock as set forth on Exhibit D-2. In addition, on or before December 15, 2020, subject to the Executive’s continued employment with the Company on such date and his continued service to such applicable Service Company on such date pursuant to Section 3.4, or the earlier occurrence of a Separation under Sections 5.1, 5.2 or 5.3 on or after January 1, 2020, pursuant to the applicable Service Company Incentive Plan, each Service Company has agreed pursuant to the applicable Services Agreement to grant the Executive Service Company Term Awards as set forth on Exhibit D-2. All Options granted will have an exercise price equal to the Fair Market Value (as defined in the applicable Incentive Plan) of the applicable Common Stock on the date of grant, have a Black-Scholes value determined in a manner consistent with Section 4.11(d) equal to the value allocated with respect to such Common Stock pursuant to this Section 4.10(b) and will be evidenced by an Option award agreement in substantially the form set forth on Exhibit E. All Restricted Stock Units so granted by TripAdvisor Holdings will have a value determined in a manner consistent with Section 4.11(d) equal to the value allocated with respect to such Common Stock pursuant to this Section 4.10(b) and will be evidenced by a Restricted Stock Unit agreement in substantially the form set forth on Exhibit F. The aggregate grant date value of the Term Awards issued pursuant to this Section 4.10(b) will be $45,000,000, determined in a manner consistent with Section 4.11(d), and such Term Awards will vest on December 31, 2024 (other than the Restricted Stock Units granted by TripAdvisor Holdings, which will vest on the fourth anniversary of the grant date), subject to the terms and conditions in the applicable Equity Award Agreements.

4.11          Annual Equity Awards.

(a)          As part of the respective consideration for the Executive’s services to the Company and for the Executive’s Services to each Service Company, as applicable, during the Employment Period, for each of calendar years 2020, 2021, 2022, 2023 and 2024, the Company and each Service Company, respectively, will grant the following types of equity awards to the Executive in the amounts determined in accordance with this Section 4.11: (i) performance-based Restricted Stock Units issued pursuant to Section 4.11(c), which grants will be made pursuant to a Restricted Stock Unit award agreement in the form attached as Exhibit G, (ii) Options issued pursuant to Section 4.11(c), which grants will be made pursuant to an Option award agreement in the form attached as Exhibit H, or (iii) a combination of the foregoing. The Restricted Stock Units and the Options granted to the Executive pursuant to this Section 4.11 are collectively referred to as the “Annual Equity Awards.”

(b)          No later than March 15th of each such calendar year, the Executive will be entitled to receive Annual Equity Awards with a target value (determined pursuant to Section 4.11(d) below) equal to the Aggregate Equity Incentive Target Amount as follows:

(i)                 For so long as the Executive is providing services to the Company and one or more Service Companies, the Aggregate Equity Incentive Target Amount shall be allocated among the Company (and the Series C Common Stock of the Company) and the Service Companies initially as set forth on Exhibit B-1 and beginning with the 2021 calendar year, allocated as provided in Exhibit B-2 and pursuant to the applicable Services Agreements in consultation with the Executive. The Company and the Service Companies, respectively, shall be responsible for the issuance to Executive of Annual Equity Awards with a target value (determined pursuant to Section 4.11(d) below) equal to its allocated portion of the Aggregate Equity Incentive Target Amount.

(ii)              That portion of the Aggregate Equity Incentive Target Amount for a given year that is allocated to the Company in accordance with the foregoing is referred to in this Agreement as the “LMC Target Amount” for such year, and the Company shall be responsible for the issuance to Executive of Annual Equity Awards with a target value (determined pursuant to Section 4.11(d) below) equal to the LMC Target Amount. That portion of the Aggregate Equity Incentive Target Amount for a given year that is allocated to each Service Company in accordance with the foregoing is referred to in this Agreement with respect to each such Service Company as the “Service Company Target Amounts” for such year, and such Service Company has agreed pursuant to the applicable Services Agreement to issue to Executive Annual Equity Awards with a target value (determined pursuant to Section 4.11(d) below) equal to its Service Company Target Amount. The Company will promptly notify the Executive in writing following the determination of the LMC Target Amount and the Service Company Target Amounts for each calendar year during the Employment Period.

(c)           Within 5 days following the date as of which the Company has notified the Executive in writing of the LMC Target Amount and Service Company Target Amounts for such year (or, if such notice is given by the Company during a blackout period with respect to the applicable Common Stock, by the later of the last day of such 5 day period or two days following the end of such blackout period), the Executive will send notice to the Company and each Service Company (each, an “Executive Election Notice”) specifying, with respect to Annual Equity Awards to be made by the Company and by any Service Company, respectively, the series of Common Stock as to which the Executive desires to receive the Annual Equity Awards in the form of Restricted Stock Units and the series of Common Stock as to which the Executive desires to receive the Annual Equity Awards in the form of Options. If the Executive does not timely deliver an Executive Election Notice for a given year, unless the Company and the Executive otherwise agree, the LMC Target Amount and Service Company Target Amounts for such year, respectively, will be allocated 50/50 between Restricted Stock Units and Options for each applicable series of Common Stock. Such elections described in this Section 4.11(c) shall be annual, such that the election for one year shall not impact the election for another year. The Company and each Service Company, as applicable, shall honor all elections timely made by Executive under this Section 4.11(c).

(i)                 Subject to Section 5 and the terms and provisions of the applicable Equity Award Agreement, the Annual Equity Awards will vest based solely on continued service through December 31st of the calendar year for which the Annual Equity Award is granted, or, in the case of Restricted Stock Units, satisfaction of pre-established Performance Metrics or a combination of such factors, as determined annually by the Compensation Committee (or the applicable Service Company Compensation Committee, as applicable) in consultation with the Executive. To the extent that the Annual Equity Awards are subject to Performance Metrics, the number of shares issuable pursuant to such awards of Restricted Stock Units will be 100% of the target number of shares subject to such award if the designated target level of performance is achieved, and will range up from 0% to 150% of the target number of shares subject to such awards depending on the performance of the Company or the Service Company, as applicable, and the Executive for the calendar year in question, in each case measured against the pre-established Performance Metrics established for such award

(d)           With respect to any calendar year, the Aggregate Equity Incentive Target Amount, the LMC Target Amount and each Service Company Target Amount shall be determined as follows: (1) with respect to target number of Restricted Stock Units to be granted for such calendar year, determined using the Company’s standard grant practices, and (2) with respect to the number of Options to be granted in any calendar year, based on the Black-Scholes value of the Options granted, calculated using the Company’s or applicable Service Company’s standard assumptions for valuing Options.

4.12         Annual Compensation Committee Determinations. On or prior to March 15th of each calendar year beginning with March 15, 2021 and ending on March 15, 2025, the Compensation Committee will, and the Service Companies have agreed that, as applicable, the Service Company Compensation Committees will evaluate the achievement of any Performance Metric associated with the Annual Equity Awards and cause the issuance of the applicable shares of Common Stock payable pursuant to such Annual Equity Awards based on such determinations.

4.13          Replacement Awards. Any restricted stock unit, restricted stock, option or other equity or equity derivative that is issued after the Effective Date to the Executive by the Company or any other Person pursuant to a Fundamental Corporate Event in full or partial replacement of, as an adjustment to, or otherwise with respect to, an Equity Award (a “Replacement Award”), will (a) in the case of Term Awards, have the same term and the same vesting and exercisability terms and conditions as the Term Awards in respect of which it was issued, and (b) in the case of Annual Equity Awards, be adjusted in accordance with Section 4.2 of the Company Incentive Plan (or comparable provision of the applicable Service Company Incentive Plan) in such a manner that the value and benefits or potential value and benefits intended to be made available under the Company Incentive Plan (or comparable provision of the applicable Service Company Incentive Plan) to the Executive with respect to the Annual Equity Award in respect of which it was issued are preserved and, without limiting the Compensation Committee’s (or, as applicable, Service Company Compensation Committee’s) sole discretion to establish the same, the Compensation Committee or, as applicable, Service Company Compensation Committee, will consult with the Executive in good faith regarding any Performance Metrics that are proposed to be changed. Notwithstanding the foregoing, if the Company or the applicable Service Company is not the issuer of a Replacement Award, the definition of Change in Control with respect to such Replacement Award will be applied with respect to the issuer of such Replacement Award as if it were the “Company” for purposes of such definition. By way of illustration, a Change in Control of the Company will not cause acceleration of any Replacement Awards that are not issued by the Company and a Change in Control of the issuer of any Replacement Awards with respect to which the Company is not the issuer will not cause acceleration of any remaining Equity Awards with respect to which the Company is the issuer. All Replacement Equity Awards will have the same net settlement rights as the replaced Equity Award.

4.14          Transactions Affecting Service Companies. If, during the Employment Period, (i) Executive ceases to provide services to a Service Company for reasons other than a termination by the Service Company for Cause, (ii) a Service Company is combined or consolidated with another Service Company, or (iii) a Service Company is added to the list of Service Companies in place as of the Effective Date, the aggregate compensation payable to the Executive pursuant to this Agreement will not be affected, but the allocation of such compensation will be adjusted among the Company and the Service Companies in accordance with the Services Agreements. The effect of any transaction described in this Section 4.14 on any Equity Awards will be governed by the terms of the applicable Equity Award Agreement. Consistent with the applicable Services Agreements, the Executive agrees to cooperate in good faith with the Company and the Service Companies to resolve any dispute as to the proper allocation of obligations pursuant to this Agreement.

5.              Termination of Employment.

5.1           Termination Due to Death.

(a)           Payments and Benefits. In the event of the Executive’s death, the Executive’s estate or his legal representative, as the case may be, will receive, subject to Section 5.6:

(i)                 a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation;

(ii)              a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive;

(iii)            a lump sum payment of any accrued but unpaid bonus for the prior year (together with the amounts specified in Section 5.1(a)(i) and Section 5.1(a)(ii), the “Standard Entitlements”); and

(iv)             the payments and benefits specified in Section 5.3(a)(ii) - (vi) inclusive.

(b)           Equity Awards. The impact on the Equity Awards of a Separation as a result of the Executive’s death will be as specified in the Equity Award Agreements.

5.2           Termination Due to the Executive’s Disability.

(a)           Payments and Benefits. Upon 30 days’ prior written notice to the Executive, the Company may terminate the Executive’s employment due to Disability. If such event occurs, the Executive or his legal representative, as the case may be, will receive, subject to Section 5.6:

(i)                 the Standard Entitlements; and

(ii)              the payments and benefits specified in Section 5.3(a)(ii) - (vii) inclusive.

(b)           Equity Awards. The impact on the Equity Awards of a Separation as a result of the Executive’s Disability will be as specified in the Equity Award Agreements.

5.3           Termination by the Company Without Cause or by the Executive for Good Reason.

(a)           Payments and Benefits. Upon 30 days’ prior written notice to the Executive, the Company may terminate the Executive’s employment without Cause. Upon 30 days’ prior written notice to the Company, the Executive may terminate his employment with the Company for Good Reason. If either such event occurs, the Executive will receive, subject to Section 5.6:

(i)               the Standard Entitlements;

(ii)              if such Separation occurs during the Employment Period, a severance payment equal to 2 times the amount of Executive’s Base Salary for the calendar year in which the Separation occurs, which amount will be paid in equal monthly installments over the 24 month period commencing on the Severance Commencement Date;

(iii)            if such Separation occurs during the Employment Period, delivery of fully vested shares of Common Stock with a value of $35,000,000; provided that if (i) a sufficient number of shares of such Common Stock are not covered by a Form S-8 or other registration statement or are not available for issuance (or otherwise cannot be issued) pursuant to the applicable Incentive Plan, then the portion of such amount that cannot be settled in shares of Common Stock will be paid in cash, or (ii) if such Common Stock is not then publicly traded, then 100% of such amount shall be paid in cash;

(iv)           if such Separation occurs during the Employment Period, and (A) the Term Awards issuable pursuant to Section 4.10(b) have not yet been issued, the grants of fully vested Term Awards required to be issued pursuant to Section 4.10(b), and (B) the Annual Equity Awards for the calendar year in which the Separation occurs have not yet been issued as required pursuant to Section 4.11(b), the grants of fully vested Annual Equity Awards for such calendar year, provided that in the case of (A) and (B), if (x) a sufficient number of shares of such Common Stock are not covered by a Form S-8 or other registration statement or are not available for issuance (or otherwise cannot be issued) pursuant to the applicable Incentive Plan, then the portion of such amount that cannot be settled in shares of Common Stock will be paid in cash, or (y) if such Common Stock is not then publicly traded, then 100% of such amount shall be paid in cash;

(v)             if such Separation occurs during the Employment Period, a lump sum payment in the amount equal to two times the average annual bonus paid pursuant to Section 4.3 for the two calendar years ending prior to the Separation, but in no event less than two times the Aggregate Target Bonus;

(vi)           if such Separation occurs during the Employment Period, a lump sum payment in the amount, payable in the first quarter of the calendar year following the year in which the Separation occurs, equal to the greater of (i) $17,000,000 or (ii) the actual bonus payable pursuant to Section 4.3 for the year of termination, multiplied by a fraction, the numerator of which is the number of calendar days within such year that have elapsed through and including the date of Separation and the denominator of which is 365; and

(vii)          if such Separation occurs during the Employment Period, for a period of 12 months following such Separation during the Employment Period, the Executive will be entitled to: (x) continued use of the Company’s aircraft (consistent with the terms of Executive’s use of such aircraft during the Employment Period), (y) information technology support from the Company, as reasonably requested by the Executive and (z) continuation of such other perquisites as the Executive was entitled to receive under Section 4.5 immediately prior to such Separation.

Notwithstanding the foregoing, the Company may, in its sole discretion, pay up to 25% of the amounts owed under clause (v) or clause (vi) in fully vested shares of Common Stock, provided that (i) a sufficient number of shares of such Common Stock are covered by a Form S-8 or other registration statement and are available for issuance pursuant to the applicable Incentive Plan, and (ii) such Common Stock is then publicly traded.

(b)           Equity Awards. The impact on the Equity Awards of a Separation pursuant to Section 5.3(a) will be as specified in the Equity Award Agreements.

5.4           Termination For Cause.

(a)           Payments and Benefits. Subject to the provisions of Section 1(f), the Company may terminate the Executive’s employment for Cause. In such event, the Executive will receive:

(i)                 a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; and

(ii)              a lump sum payment of any unpaid expense reimbursements and any amounts required by law to be paid to the Executive.

Except to the extent earlier payment of any such amounts is required by law, all such payments will be made on the 60th day after the Separation date or, if that day is not a Business Day, on the next succeeding Business Day.

(b)           Equity Awards. The impact on the Equity Awards of a Separation for Cause will be as specified in the Equity Award Agreements.

5.5           Termination Without Good Reason.

(a)           Payments and Benefits. Upon 30 days’ prior written notice to the Company, the Executive will have the right to terminate his employment without Good Reason or any reason at all. If such event occurs, the Executive will receive, subject to Section 5.6:

(i)                 the Standard Entitlements; and

(ii)              if such Separation occurs during the Employment Period, a lump sum payment in the amount of $17,000,000, multiplied by a fraction, the numerator of which is the number of calendar days within such year that have elapsed through and including the date of Separation and the denominator of which is 365; provided, that in the sole discretion of the Company, up to 25% of such amount may be paid in fully vested shares of Common Stock (provided that if (i) a sufficient number of shares of such Common Stock are not covered by a Form S-8 or other registration statement or are not available for issuance pursuant to the applicable Incentive Plan, then the portion of such amount that cannot be settled in shares of Common Stock will be paid in cash, or (ii) such Common Stock is not then publicly traded, then 100% of such amount shall be paid in cash), with the remainder of such amount to be paid in cash.

(b)           Equity Awards. The impact on the Equity Awards of a Separation without Good Reason will be as specified in the Equity Award Agreements.

5.6           Payment Provisions; Release.

(a)            Except to the extent payments owed under Section 5.1 through 5.5 inclusive are required by law to be made earlier (or an alternative timing is specifically prescribed in the applicable section), subject to Section 5.9, the payments to be made pursuant thereto will be made (or commence, in the case of installment payments), and any Equity Awards or shares of Common Stock will be issued, on the date that is the sixtieth (60th) day after the date of the Executive’s Separation, or, if that day is not a Business Day, on the next succeeding Business Day (the “Severance Commencement Date”), subject to Section 5.6(b). Any Equity Awards or shares of Common Stock that are due to be issued on the Severance Commencement Date but that, by the terms of the applicable Incentive Plan, may not be issued after the Executive’s Separation, may instead be granted on or prior to the Separation, with the grants vesting on the Severance Commencement Date.

(b)           On or following the Executive’s Separation, in consideration of the payments to be made to the Executive pursuant to the applicable of Section 5.1 through 5.5 inclusive (other than the Standard Entitlements, which are payable regardless of whether the Executive signs a release) and, Subject to this Section 5.6(b), the Executive and the Company each agree to give a release of the other party in a form to be mutually agreed. Notwithstanding the above, to the extent that any Service Company desires to be included and obtain the benefits of such release from the Executive, such Service Company shall agree to become a party to the release executed by the Company and the Executive or separately agree to a release agreement with the Executive that is similar in all material respects to the mutually agreed release of claims agreed to by the Company and the Executive or the final form of release determined pursuant to the binding arbitration described in the next sentence. The releases described above must become irrevocable within 60 days after termination; provided, however, that in the event the parties cannot timely agree on the form of release: (i) the parties agree to submit the matter to binding arbitration consistent with Section 9.12 no later than the date 60 days after termination and to execute (without revoking) the final form of release determined pursuant to such binding arbitration, (ii) the Company agrees to pay any cash severance payments otherwise due to Executive into escrow bearing interest for the benefit of Executive on the date otherwise due to be paid pursuant to the provisions of this Agreement, and (iii) the Company agrees to cause any payments of Common Stock or Equity Awards to be delivered on the date otherwise due pursuant to the provisions of this Agreement. For purposes of any arbitration commenced under Section 9.12 pursuant to this Section 5.6(b), the parties agree to expedite the arbitration such that any dispute will be resolved within 90 days of submission and to refrain from filing any claims of any nature against the other party during the pendency of such arbitration (other than to enforce their respective rights to expedite such arbitration).

(c)               Notwithstanding the foregoing, the Company may delay the issuance of any Common Stock, but not beyond 90 days after the date of the Executive’s Separation, if necessary to comply with applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The number of shares of Common Stock to be delivered to the Executive under any such section shall be determined by dividing the dollar value payable to the Executive in Common Stock by the per share closing price of the Common Stock on the date of the Executive’s Separation, and, unless the Executive and the Company otherwise agree, the allocation of the payment in shares of Common Stock amongst the different issuers and series of Common Stock will be made on the same basis as the most recent allocation of Annual Equity Awards granted to the Executive. To the extent that any Service Company fails to deliver the applicable series and number of shares of its Common Stock for payment as required by Sections 5.1 through 5.5 inclusive, the Company shall be under no obligation to deliver such shares to Executive, rather the Company shall be obligated to provide Executive with a cash payment equal to the dollar value on which the number of shares was determined.

5.7              Separation from Service Company. In the event Executive ceases to provide services to a Service Company for any reason, other than a termination by the Service Company Board for Cause, but the Executive remains employed by the Company, Executive will be entitled to receive from such Service Company payment of the Aggregate Target Bonus allocated to such Service Company for such calendar year, (A) payable following the close of the applicable calendar year in which the termination occurs and no later than March 15th of the subsequent calendar year, (B) calculated at a payout level equal to the greater of target or actual performance based on the Performance Metrics established with respect to the annual bonus awarded pursuant to Section 4.3 and attributable to such Service Company and (C) prorated for the portion of the calendar year in which the Executive served as an officer. Under no circumstances will a Separation from a Service Company, in and of itself, constitute a Separation from the Company, provided that the Board may take in consideration any factors giving rise to such Separation in determining whether to terminate Executive for Cause hereunder. To the extent that any Service Company fails to make a payment as required by this Section 5.7, the Company shall be obligated to provide Executive with such payment.

5.8              Expiration of Employment Period. For the avoidance of doubt, the voluntary or involuntary termination of the Executive’s employment at or after the Close of Business on December 31, 2024 for any reason does not constitute a Separation “during the Employment Period” for purposes of any Severance Benefits to be paid to the Executive pursuant to any of Section 5.1, Section 5.2, Section 5.3 or Section 5.5.

5.9              Specified Employee. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under any provision of Section 5 by reason of his Separation other than as a result of his death, (ii) the Executive is a “specified employee” with respect to the Company or the applicable Service Company within the meaning of Section 409A of the Code for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit were to commence within six months after a termination of the Executive’s employment, then such payment or benefit required under Section 5 will instead be paid as provided in this Section 5.9. Each severance payment contemplated under this Section 5 will be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Such payments or benefits which would have otherwise been required to be made over such six month period will be paid, without interest, to the Executive in one lump sum payment or otherwise provided to the Executive on the first Business Day that is six months and one day after the termination of the Executive’s employment. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth above. For purposes of this Agreement, all references to “Separation,” “termination of employment” and other similar language will be deemed to refer to the Executive’s “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

5.10          Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Subsidiary may have against the Executive; provided, that the foregoing does not affect the terms of any Equity Award Agreement, including with respect to the circumstances under which stock issued thereunder may be forfeited. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

5.11          Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or a Subsidiary and for which the Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or a Subsidiary at or subsequent to a Separation will be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

5.12          Existing Employment Agreement. For the avoidance of doubt, if the Executive experiences a Separation prior to January 1, 2020, the provisions of this Section 5 shall not apply with respect to such Separation, it being agreed that any severance benefits to which the Executive is entitled will be determined in accordance with the Amended and Restated Executive Employment Agreement dated December 29, 2014 between the Executive and the Company (the “2014 Employment Agreement”), provided that, in the event of a Separation under Section 5.1, the Term Awards granted in 2019 will be accelerated in accordance with the terms thereof.

6.             Confidential Information. The Executive will not, during or after the Employment Period, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive’s rights against the Company or its Subsidiaries or to defend himself against any allegations). The Executive will also proffer to the Company, no later than the effective date of any termination of the Executive’s engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary or any Service Company or any of its Subsidiaries, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary or any Service Company or any of its Subsidiaries. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any of his obligations under this Section). If the Executive is in breach of any of the provisions of this Section 6 or if any such breach is threatened by the Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 6. The Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Executive will not use as a defense thereto that there is an adequate remedy at law.

7.             Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Executive, the Company, the Executive’s and the Company’s respective successors and assigns and the Executive’s estate, heirs and legal representatives (as applicable). The Company will require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. In addition, in the event of a Spin-Off Transaction pursuant to which assets of the Company or of one or more of its Subsidiaries representing more than 40% of the aggregate market capitalization of the Company and its Subsidiaries (taken as a whole and determined in the good faith by the Board) are directly or indirectly transferred or distributed by dividend or otherwise, the Company and the Executive agree to cooperate in good faith to provide for the assignment of this Agreement or the replication of this Agreement with one or more successor entities. For the avoidance of doubt, Executive is under no obligation to agree to any such assignment or replication.

8.            Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chairman of the Board

With a copy to the Company’s counsel at:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Legal Department

To the Executive:	at the address listed in the Company’s personnel records

With a copy to the Executive’s counsel at:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

9.            General Provisions.

9.1              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.2              Entire Agreement. This Agreement, together with any agreement evidencing the grant of an Equity Award, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this Agreement; provided, however, that the provisions of the 2014 Employment Agreement that have obligations that have not been fully performed or that by their nature would be intended to survive the expiration of such agreement shall remain in full force and effect and shall not be superseded by this Agreement.

9.3              No Strict Construction; headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

9.4              Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

9.5              Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.

9.6              Legal Fees and Other Expenses. The Company will pay or reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the review, preparation and negotiation of this Agreement, any option agreement, restricted stock award, Equity Award and/or any other agreements or plans referenced herein and any documents related thereto and will also pay or reimburse the Executive for any HSR filing fees incurred by him in connection with his receipt of Equity Awards in accordance with this Agreement. Any such reimbursement will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

9.7              Compliance with Section 409A. To the extent that the provisions of Section 409A of the Code or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. If, however, the Executive is liable for the payment of any tax, penalty or interest pursuant to Section 409A of the Code, or any successor or like provision (the “409A Tax”), with respect to any payments or property transfers received or to be received under this Agreement or otherwise, the Company will pay the Executive an amount (the “Special Reimbursement”) which, after payment to the Executive (or on the Executive’s behalf) of any federal, state and local taxes, including, without limitation, any further tax, penalty or interest under Section 409A of the Code, with respect to or resulting from the Special Reimbursement, equals the net amount of the 409A Tax. Any payment due to the Executive under this Section will be made to the Executive, or on behalf of the Executive, as soon as practicable after the determination of the amount of such payment, but no sooner than the date on which the Company is required to withhold such amount or the Executive is required to pay such amount to the Internal Revenue Service. Notwithstanding the foregoing, all payments under this Section will be made to the Executive, or on the Executive’s behalf, no later than the end of the year following the year in which the Executive or the Company paid the related taxes, interest or penalties. The Executive will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any regulations promulgated thereunder and to limit the amount of any additional payments required by this Section 9.7 to be made to the Executive.

9.8              Amendment and Waiver. The provisions of this Agreement may be amended only by a writing signed by the Company and the Executive. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.

9.9           Withholding. All payments to the Executive or under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

9.10          Business Days. If the giving of any notice or the taking of any other action under this Agreement is required to be taken on a day that is not a Business Day, the time for performance of such action shall be extended until the next succeeding Business Day.

9.11          Survival. This Agreement will survive a Separation or the expiration of the Employment Period and will remain in full force and effect after such Separation or expiration, but only to the extent that obligations existing as of the date of Separation or expiration have not been fully performed or by their nature would be intended to survive a Separation or expiration, including that the provisions of Sections 6, 7, 8 and 9 will continue in effect in accordance with their terms. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Executive continues to be employed by the Company following December 31, 2024 such employment will be on an “at will” basis unless and until a new employment agreement is entered into. For the avoidance of doubt, the provisions of Section 5.1(a), Section 5.2(a), Section 5.3(a) and Section 5.5(a) entitling the Executive to various cash payments and other benefits upon Separation will not apply to any such Separation that occurs at or after the Close of Business on December 31, 2024, but he will be entitled to enforce those rights as to any such Separation that occurs prior to the Close of Business on December 31, 2024.

9.12          Arbitration. Except as provided in Section 6, any controversy, claim or dispute arising out of or in any way relating to this Agreement, the Executive’s employment with, or termination of employment from, the Company, or the Equity Award Agreements (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both the Executive and the Company acknowledge that they are relinquishing their right to a jury trial. The Executive and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement, the Executive’s employment with or service to, or termination of employment or service from, the Company or any Service Company, or the Equity Award Agreements.

(a)             The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 Business Days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and the Executive as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

(b)            If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company. Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement to be effective as of the Effective Date.

LIBERTY MEDIA CORPORATION

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer
Date:	December 13, 2019

EXECUTIVE:

/s/ Gregory B. Maffei
Gregory B. Maffei
Date:	December 13, 2019

Exhibit A

Current Permitted Activities

A-1

Exhibit B-1

Allocation of Annual Base Salary,

Aggregate Target Bonus and Aggregate Equity Incentive Target Amount

The allocation of Aggregate Equity Incentive Target Amount and Aggregate Target Bonus for calendar year 2020 will be based on the allocation set forth below, unless a different allocation method is otherwise agreed by the Company and the Service Companies in consultation with the Executive.

	Weighting	FWONK	LSXMK	BATRK	QRTEA	GLIBA	LBRDK	LTRPB
Market Cap	50%	15%	25%	3%	18%	10%	26%	3%
Time Allocation - Company Wide		22.0%	18.0%	8%	24.0%	17%	6%	5%
Time Allocation - Maffei only		15.0%	21.0%	8%	17.0%	11%	16%	12%
Average of Company Wide and Maffei Time	50%	18.5%	19.5%	8.0%	20.5%	14.0%	11.0%	8.5%

Proposed Splits		16.0%	23.0%	5.0%	19.0%	14.0%	18.0%	5.0%

B-1

Exhibit B-2

With respect to the allocation of Aggregate Equity Incentive Target Amount and Aggregate Target Bonus for calendar year 2021 and beyond, the allocation on Exhibit B-1 will be updated based on the allocation of the applicable grant value across each class of Common Stock, 50% in proportion to the relative market capitalization of each such class of Common Stock and 50% based on the average of (x) the percentage allocation of time for all Company employees across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock and (y) the Executive’s percentage allocation of time across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock (in each case, for the prior calendar year), unless a different allocation method is otherwise agreed by the Company and the Service Companies in consultation with the Executive.

B-2

Exhibit C

Aircraft Usage Agreement

December 13, 2019

Mr. Gregory B. Maffei

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:	Personal Use of Company Aircraft

Dear Greg:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by Liberty Media Corporation (“LMC”) pursuant to the Aircraft Time Sharing Agreements, dated as of the date of this Agreement between LMC or one or more of its affiliates and you (the “Time Sharing Agreements”). This Agreement is in addition to and supplements our prior letter concerning the Aircraft, dated November 11, 2015 (the “Prior Letter”).

1.	Use of the Aircraft. During the Term (as defined below), you may use up to 50 hours per year of flight time for personal use (the “TSA Allotment”) if you reimburse LMC for such usage pursuant to the Time Sharing Agreements. You may schedule flights with LMC’s flight department pursuant to the TSA Allotment subject to availability of the Aircraft. LMC will not have any obligation to pay you for any unused TSA Allotment, and LMC will have no obligation to continue to own or lease any Aircraft.

2.	IRS Reporting. Pursuant to IRS regulations based on the Standard Industry Fare Level formula (SIFL), the fair market value of flights pursuant to the TSA Allotment minus amounts paid by you under the Time Sharing Agreements, will be reflected as income on your Form W-2.

3.	Term. The term of this Agreement (the “Term”) will be deemed to have commenced on December 13, 2019, and will expire on the earliest of (i) the date that you cease to be employed by LMC, and (ii) the date that LMC ceases to own or lease any Aircraft.

4.	Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.

5.	Entire Agreement. This Agreement, the Liberty Media Corporation Executive Employment Agreement, dated effective as of December 13, 2019, the Prior Letter and the Time Sharing Agreements constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

C-1

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

Liberty Media Corporation

By:
Date:
Renee L. Wilm
Chief Legal Officer

Agreed:

Gregory B. Maffei
Date:

C-2

Exhibit D-1

Allocation of Term Awards

Equity incentives consist of upfront option grants with aggregate grant date value of $90 million from the Company and Service Companies (except that the Executive has elected upfront LTRPB RSUs instead of upfront options from TripAdvisor Holdings).

o	Initial upfront grants to be split into two equal tranches to be granted in December 2019 and December 2020, with each tranche cliff vesting on December 31 of 2023 and 2024, respectively.

o	Exercise price to equal 100% of market closing price on grant date, which will not occur during a blackout. Value of annual equity awards to be determined in accordance with the applicable company’s standard grant practice.

o	The December 2019 grants will be based on the allocation set forth below, unless a different allocation method is otherwise agreed by the Company and the Service Companies in consultation with the Executive.

		Term Equity Awards by Ticker
	Amount	FWONK	LSXMK	BATRK	QRTEA	GLIBA	LBRDK	LTRPB
2019	$45,000,000	$7,200,000	$10,350,000	$2,250,000	$8,550,000	$6,300,000	$8,100,000	$2,250,000
2020 (estimated)	$45,000,000	$7,200,000	$10,350,000	$2,250,000	$8,550,000	$6,300,000	$8,100,000	$2,250,000

Total Term Equity Awards	$90,000,000	Total LMC	$39,600,000		$17,100,000	$12,600,000	$16,200,000	$4,500,000

D-1

Exhibit D-2

The December 2020 Term Awards will be the responsibility of the Company and each Service Company based on an allocation of $45 million grant value across each class of Common Stock, 50% in proportion to the relative market value of each such class of Common Stock and 50% based on the average of (x) the percentage allocation of time for all Company employees across the applicable Service Company or tracking stock groups represented by all Series C Common Stock and (y) the Executive’s percentage allocation of time across the applicable Service Company or tracking stock groups represented by all Series C Common Stock (in each case, for calendar year 2020), unless a different allocation method is otherwise agreed by the Company and the Service Companies in consultation with the Executive.

D-2

Exhibit E

Term Option Agreement

Each issuer will be responsible for the issuance of its own equity awards, but the form of Equity Award Agreement is expected to be substantially similar across issuers.

E-1

Exhibit F

Restricted Stock Unit Agreement

(For TripAdvisor Holdings Term Restricted Stock Unit Grant)

F-1

Exhibit G

Restricted Stock Unit Agreement (For Annual Equity Awards)

G-1

Exhibit H

Option Agreement (For Annual Equity Awards)

H-1

List of Omitted Schedules and Exhibits

The following schedules and exhibits to the Executive Employment Agreement, dated effective as of December 13, 2019, by and between Liberty Media Corporation and Gregory B. Maffei have not been provided herein:

Exhibit A: Current Permitted Activities

Exhibit E: Term Option Agreement

Exhibit F: Restricted Stock Unit Agreement (For TripAdvisor Holdings Term Restricted Stock Unit Grant)

Exhibit G: Restricted Stock Unit Agreement (For Annual Equity Awards)

Exhibit H: Option Agreement (for Annual Equity Awards)

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.